                                                                                              Exhibit 12

Green Mountain Power Corporation
Computation of Ratio of Earnings to Fixed Charges


                                              Twelve Months             Year Ended December 31,
                                                  Ended        ---------------------------------------------
                                           September 30, 1996    1995     1994     1993     1992     1991
                                           ------------------- ---------------------------------------------
                                                                          (Dollars in thousands)
Earnings:
  Net earnings                                        $11,981   $12,013  $11,052  $10,764  $12,296  $10,260
  Income taxes                                          6,283     6,310    5,917    5,922    6,451    5,795
  Fixed charges                                         9,695     9,777    9,777    9,370    9,332    9,303
                                           ------------------- ---------------------------------------------
    Total earnings                                    $27,959   $28,100  $26,746  $26,056  $28,079  $25,358
                                           =================== =============================================

Fixed Charges:
  Interest                                             $8,071    $8,047   $8,043   $7,590   $7,518   $7,517
  Amortization of debt premium and discount               147       140      138      102       85       48
  Interest portion of rental payments                   1,477     1,590    1,596    1,678    1,729    1,738
                                           ------------------- ---------------------------------------------
    Total fixed charges                                $9,695    $9,777   $9,777   $9,370   $9,332   $9,303
                                           =================== =============================================

Preferred stock dividend requirements                  $1,083    $1,145   $1,179   $1,204   $1,234   $1,265
                                           =================== =============================================

Ratio of earnings to fixed charges                       2.88      2.87     2.74     2.78     3.01     2.73
                                           =================== =============================================
Ratio of earnings to fixed charges
  and preferred stock dividends                          2.59      2.57     2.44     2.46     2.66     2.40
                                           =================== =============================================
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